THE PULSE BEVERAGE CORPORATION

2011 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

The Pulse Beverage Corporation (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock, $0.00001 par value (“Shares”) under the Company’s 2011 Equity Incentive Plan (the “Plan”).  The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Stock Option Agreement and the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:
Grant Date:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (per Unit):	$
Option Expiration Date:	______________________ (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)
Type of Option:	[ ] Incentive Stock Option* [ ] Nonqualified Stock Option
Vesting and Exercisability Schedule:	Vesting shall be as follows: __________ shares – immediately __________ shares – __________ __________ shares – __________

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan.  You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

THE PULSE BEVERAGE CORPORATION By: ____________________________________ Robert E.Yates, Chief Executive Officer	PARTICIPANT __________________________________ ______________
Attachments: 1. Stock Option Agreement 2. 2011 Equity Incentive Plan	Address: ______________________________ ______________________________ Taxpayer ID: ___________________________

* See Sections 3 and 4 of the Stock Option Agreement.

THE PULSE BEVERAGE CORPORATION

2011 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

     Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), The Pulse Beverage Corporation has granted you an Option under its 2011 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice.  Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

     The details of the Option are as follows:

          1.         Vesting and Exercisability.  Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

          2.         Securities Law Compliance.  Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

          3.         Incentive Stock Option Qualification.  If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

          If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the Shares subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options.  A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

          4.         Notice of Disqualifying Disposition.  To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise.  You may be subject to the alternative minimum tax at the time of exercise.  By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

          5.         Independent Tax Advice.  You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.  By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

          6.         Method of Exercise.  You may exercise the Option by giving written notice to the Company (or other Company-approved party), in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option.  The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing.  You may make this payment in any combination of the following:  (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Committee for Nonqualified Stock Options, by having the Company withhold Shares that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (d) if permitted by the Committee, by using Shares you already own; (e) if the Shares are registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Committee.

          7.         Treatment upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service.  You may exercise the vested portion of the Option as follows:

                              (a)        General Rule.  You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

                              (b)        Retirement or Disability.  In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date;

                              (c)        Death.  In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.  If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

                              (d)       Cause.  The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise.  If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

                    Notwithstanding the foregoing, if exercise of the vested portion of the Option following your Termination of Service would be prohibited solely because the issuance of Shares upon exercise of the Option would violate the registration requirements under the Securities Act or the Company’s insider trading policy requirements, then the Option will remain exercisable until the earlier of (i) the Option Expiration Date and (ii) expiration of a period of three months after your Termination of Service during which exercise of the Option would not be in violation of the Securities Act or the Company’s insider trading policy requirements (provided that in the event of Retirement, Disability or death, this additional three-month period will apply only following an initial election by a Participant or his or her estate or beneficiary to exercise the Option and will serve only to extend, not shorten, the one year post-termination exercise periods set forth in subsections 7(b) and 7(c) above).

                    The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

     It is your responsibility to be aware of the date the Option terminates.

          8.         Limited Transferability.  During your lifetime only you can exercise the Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution.  The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.  Notwithstanding the foregoing and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

          9.         Withholding Taxes.  As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

          10.       Option Not an Employment or Service Contract.  Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

          11.       No Right to Damages.  You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised.  The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

          12.       Binding Effect.  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

          13.       Section 409A Compliance.  Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.

THE PULSE BEVERAGE CORPORATION By:_____________________________________ Robert E.Yates, Chief Executive Officer PARTICIPANT: _____________________________________ _________________